CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 28, 2009 on the financial statements of Schooner Growth and Income Fund, a series of the Trust for Professional Managers, as of May 31, 2009 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Schooner Growth and Income Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
September 21, 2009

Registered with the Public Company Accounting Oversight Board